UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2004

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                   333-40954                87-0648148

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)           File Number)             Identification No.)

405 Park Avenue, 10th Floor, New York, New York              10022

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: 212-421-1400.

 (Former name or former address, if changed, since last report)

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ITEM 5 Other Events and Financial FD Disclosure.

A. Laurus Transaction.

    On July 29, 2004, we entered into and closed a Securities Purchase Agreement and related agreements with Laurus Master Fund, Ltd., a Cayman Island company (Laurus). Under the agreement, we issued to Laurus a convertible term note in the aggregate principal amount of $10,500,000. The term of the note is three years and bears interest at the rate of prime (as published in the Wall Street Journal) plus two percent, subject to a minimum rate and adjustments. The funds received from the note, less a $367,500 fee payable to Laurus, have been placed in a restricted bank account under the sole dominion and control of Laurus. Our ability to use the funds is subject to limitations and restrictions. We intend draw down on the funds in the restricted account to pay for part of the purchase price of resort properties which we expect to acquire in the Caribbean. We may use the funds to pay for up to 60% of the lesser of (i) the total cash paid for an acquired resort property or (ii) of the appraised value of the property, provided that; we are not in default of the agreement, note and related agreements,  Laurus has approved the acquisition of the resort property, and we have received an appraisal from an accepted appraiser as to the fair market value of such property, among other terms and conditions, including providing Laurus with a first, priority lien on each property acquired with the note funds.

    Interest accrues at the rates stated above on the principal amount of the note, which includes funds in the restricted account.  We are required to make monthly payments of principal and interest, on amounts not in the restricted account, with principal payments commencing November 1, 2004. For amounts drawn from the restricted account on or prior to July 29, 2005, the principal payments will be based on a ten year amortization schedule and for amounts drawn from the restricted account after such date, the principal payments will be based on a five year amortization schedule. We have a right to prepay all amounts drawn down by paying 101% of such amount in cash. Mandatory and optional conversion rights exist subject to certain conditions. In order for Laurus to exercise its conversion rights, we have file, with the Securities and Exchange Commission, and maintain an effective registration statement covering the common stock to be received by Laurus upon conversion (as well as other common stock that may be issued to Laurus as described below).

    In connection with the agreement and term note, we issued Laurus stock options and stock purchase warrants to acquire our common stock. The stock option agreement enables Laurus to acquire 20% of our issued and outstanding shares of common stock, fully diluted as of the date of the closing. The option is exercisable during a 10 year term, and the exercise price is $0.0036 per share. The stock purchase warrant grants Laurus the right to acquire 807,692 shares of our common stock during a seven year term. The exercise prices of the warrant are $2.26, $2.40, and $2.74, respectively, each for one third of our common shares covered under the warrant. On or before August 29, 2004, we are required to file a registration statement with the Securities and Exchange Commission (Commission) covering the common stock issuable upon conversion of amounts due under the note, as described above, as well as the our common shares issuable upon exercise of the stock options and the stock purchase warrants described above.  The total number of our common shares to be received by Laurus upon conversion of the note and upon exercise of the stock option and stock purchase warrant may not exceed 4.99% of our outstanding common stock, although, Laurus may void the stated limitation by providing us with 75 days notice of their election to void the limitation.

   At closing, we paid a fee to Laurus as described above. We also are required to pay fee to other third parties in connection with the transaction, the amounts of which are subject to negotiation.

The description of the transaction with Laurus as described hereinabove is qualified in its entirety by the Securities Purchase Agreement and related agreements which are attached as exhibits to the Form 8-K filed on August 4, 2004.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                         CCI Group, Inc.

Date: August 23, 2004

                                                    /s/ Fred W. Jackson, Jr.

                                                    Fred W. Jackson, Jr.

                                                    President

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